Rule 424 (b) (3)
Registration No. 333-51306

PRICING SUPPLEMENT NO. 2817 DATED February 12, 2001
TO PROSPECTUS SUPPLEMENTAL DATED January 22, 2001
AND BASE PROSPECTUS DATED December 15, 2000

Issuer:	National Rural Utilities CFC
Principal Amount:	$375,000.00
Issue Price:	100% of Principal Amount
Original Issue Date:	02/15/01
Maturity Date:	02/18/03
Interest Rate:	5.63% per annum
Record Dates:	Each January 1 and July 1
Interest Payment Dates:	Each January 15 and July 15
Redeemable Date:	None
Agents Commission:	None
Form of Note:	Certificated
(Book-Entry or Certificated)
Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $10,050,000,000 and, to date, including this offering, an aggregate of $8,605,226,000 Series C have been issued.